Filed with the Securities and Exchange Commission on May 13, 2016

Registration File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NetREIT, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	33-0841255
(State of or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1282 Pacific Oaks Place

Escondido, California 92029

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Jack K. Heilbron Chief Executive Officer and President 1282 Pacific Oaks Place Escondido, California 92029 (760) 471-8536	Kathryn Richman, Esq. General Counsel 1282 Pacific Oaks Place Escondido, California 92029 (760) 471-8536

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Paul J. Jaskot

Reed Smith LLP

Three Logan Square

1717 Arch Street, Suite 3100

Philadelphia, PA 19103

(215) 851-8100

Fax: (215) 851-1420

(Approximate date of commencement of proposed sale to the public): From time to time after the effective date of the Registration Statement as the Registrant may determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Series A Common Stock (0.01 par value)	1,500,000	$9.50	$14,250,000	$1,434.98

(1)	This Registration Statement also relates to such additional indeterminate number of shares of Common Stock of the Registrant as may be issuable from time to time as a result of stock splits, stock dividends or similar transactions as described in the Dividend Reinvestment Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the 1933 Act based on the estimated highest price. Including the 1,500,000 shares registered pursuant to this Registration Statement, a total of 3,000,000 shares of Common Stock have been registered by the Registrant in connection with its Dividend Reinvestment Plan under a Registration Statement on Form S-3 No. 333-179029. The filing fee associated with 1,500,000 shares were previously paid when the earlier Registration Statement was filed.

As permitted under Rule 429 of the Securities Act, the Prospectus included in this Registration Statement also relates to the Registrant’s Registration Statements on Form S-3 No. 333-179029.

PROSPECTUS

NetREIT, Inc.

DIVIDEND REINVESTMENT PLAN

This prospectus is part of the registration statement (the “Registration Statement”) that we filed with the Securities and Exchange Commission, or the Commission, relating to the offer and sale of up to 1,500,000 shares of Series A common stock, $0.01 par value per share (“Common Stock”), of NetREIT, Inc. (“the Company”, “we”, “us” or “our”) registered for purchase under the NetREIT, Inc. Dividend Reinvestment Plan (the “Plan”). When acquiring any Common Stock discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement relating to this prospectus.

The Plan provides our stockholders with a convenient method of reinvesting all or a portion of cash dividends or distributions you receive (“dividends”) by purchasing additional shares of our Common Stock. Highlights of the Plan include:

•	Any registered holder or beneficial owner of the Common Stock may elect to participate in the Plan.

•	Shares may be purchased under the Plan at a price of $9.50 per share or, if shares of Common Stock are listed on a national stock exchange or included for quotation on a national market system, at the prevailing market price.

•	The Plan allows for the full or partial reinvestment of dividends we may pay in the future.

•	Participation in the Plan is voluntary and you may withdraw from the Plan at any time.

•	We reserve the right to suspend or terminate the Plan at any time.

The Common Stock is not traded on any regular exchange or other market and there is no regular market for our Common Stock. There is no assurance that a regular market for the Common Stock will develop in the future.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus or any document incorporated by reference is truthful or complete as of any date other than the date mentioned on the cover page of this prospectus.

You should rely only on the information contained in this document or information that we have referred you to. We have not authorized anyone to provide you with any additional or different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 13, 2016

PLAN OVERVIEW

The NetREIT, Inc. Dividend Reinvestment Plan provides you with a convenient and economical way to reinvest your cash dividends in additional shares of our Common Stock. The Plan is designed for long-term investors who wish to build their share ownership over time. Persons participating in the Plan (“Participants”) may have cash dividends automatically reinvested without brokerage or recordkeeping charges.

Please read this prospectus carefully. If you are a current owner of our Common Stock, you may elect to participate in the Plan by completing and executing a participation agreement or other appropriate authorization form as at the time may be available from the Company. Participation in the Plan will begin with the next dividend payable after receipt of the subscription or authorization.

THE COMPANY

We are a Maryland corporation which operates as a self-managed and self-administered real estate investment trust as defined under the Internal Revenue Code (a “REIT”). As a Maryland chartered corporation, we are governed by the Maryland General Corporation Law (the “MGCL”). We are a non-traded, publicly owned company registered under the Securities Exchange Act of 1934 (the “1934 Act”).

During the last five years, we have increased our investments in real property from 13 to 26 properties. Through the Company, its subsidiaries and its partnerships, we own 23 properties in fee interest and have partial interests in 3 properties through our investments in limited partnerships for which we serve as the General Partner. Through NetREIT Dubose Model Home REIT, Inc. and NetREIT Model Homes LLC, we also fully own or have an interest in 64 model home properties.

Our principal executive office is located at 1282 Pacific Oaks Place, Escondido, California 92029 and our telephone number is (760) 471-8536. Our website is www.netreit.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

RISK FACTORS

Investing in our Common Stock involves risks that could affect us and our business as well as the real estate industry generally. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016, which is incorporated by reference into this prospectus. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports, which are also incorporated by reference into this prospectus. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our Common Stock, you should carefully consider the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2015, all of our Quarterly Reports on Form 10-Q filed since that date, and the other information in this prospectus, as well as the documents incorporated by reference herein.

If any of the described risks actually occur, our business, financial condition, operating results and prospects could suffer. In any such case, the price at which you might sell your Common Stock, including any trading price of our Common Stock, should one develop, could decline, and you might lose all or part of your investment in our Common Stock. The risks described in this prospectus, and those incorporated by reference in this prospectus, are not the only risks we face. Additional risks that we face and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and operating results.

Please also see the section entitled “Where You Can Find More Information” below.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it contain information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target”, “forecast”, “aim,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, and statements expressing general views about future business strategy. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in this report and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

QUESTIONS AND COMMUNICATIONS

Questions about the Plan should be directed to us at the address below. If your shares are held by a broker, bank or other nominee (any such party, a “Nominee”), you should contact your Nominee for additional information. Your Nominee can contact us directly for instructions on how to participate on your behalf.

NetREIT Dividend Reinvestment Plan

Attn: Kathryn Richman, Esq.

1282 Pacific Oaks Place

Escondido, California 92029

Email: krichman@netreit.com

DESCRIPTION OF THE PLAN

Purpose of the Plan

The purpose of the Plan is to provide our stockholders with a simple and convenient method of investing cash dividends in additional shares of our Common Stock. Participants may have cash dividends automatically reinvested without brokerage or recordkeeping charges. The Plan is primarily intended to benefit long-term investors who want to increase their investment in our Common Stock over time.

Main Advantages of Participating in the Plan

•	The Plan provides Participants with the opportunity to purchase additional shares of Common Stock, if desired, by automatically reinvesting all or a portion of cash dividends on our Common Stock in the Plan. However, participation in the Plan is completely voluntary.

•	There are no transaction, brokerage or processing fees or expenses, or other service charges on shares of Common Stock purchased under the Plan.

•	Funds invested in the Plan are fully invested through the purchase of fractional shares, as well as whole shares, and proportionate cash dividends on fractional shares are used to purchase additional shares.

•	Participants will receive statements containing year-to-date information on all Plan transactions in their account within a reasonable time after a transaction occurs, designed to simplify their recordkeeping.

Main Disadvantages of Participating in the Plan

•	For federal income tax purposes, Participants will generally be treated as having received dividend income on the dividend payment date; such dividend will generally give rise to a tax liability even though no cash was actually paid. HOWEVER, TAX LAWS ARE COMPLICATED AND WE ENCOURAGE EACH PLAN PARTICIPANT TO SEEK ADVICE FROM A TAX ATTORNEY OR FINANCIAL ADVISOR TO DETERMINE THE TAX IMPLICATIONS OF PARTICIPATING IN THE PLAN.

•	No interest will be paid by us on dividends held pending reinvestment.

•	Participants bear the risk of loss and the benefits of gain from market price changes, if any, for all of their shares of Common Stock, including those purchased through the Plan. WE CANNOT GUARANTEE THAT SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN WILL, AT ANY PARTICULAR TIME, BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE. ACCORDINGLY, YOU COULD LOSE SOME OR ALL OF THE VALUE OF SHARES OF COMMON STOCK PURCHASED THROUGH THE PLAN.

•	The price of our shares of Common Stock may fluctuate in the interim between your investment decision and the time of the actual purchase and may decline between the time you decide to sell and the time at which your shares of Common Stock are actually sold.

•	Should a regular market develop for the Common Stock in the future, we may, in our sole discretion and without prior notice to Participants, purchase shares of our Common Stock directly from such market. This determination will be made by us based upon general market conditions, the relationship between purchase price and book value per share, regulatory requirements and other factors.

Persons Eligible to Participate in the Plan

You may participate in the Plan if: (a) you are a “registered holder;” that is, you hold shares of the Common Stock that are registered in your name on our stock transfer books, or (b) you are a “beneficial owner;” that is, you hold shares of the Common Stock that are registered in a name other than your name (for example, in the name of a broker, bank or other nominee).

If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan, or affect the terms of the Plan. We have the right to terminate participation of any stockholder if we deem it advisable under any foreign laws or regulations. Tax consequences of Plan participation may vary under foreign laws or regulations, and you should determine the tax treatment of Plan features before you decide to invest through the Plan. TAX LAWS ARE COMPLICATED AND WE ENCOURAGE EACH PLAN PARTICIPANT WHO LIVES OUTSIDE THE UNITED STATES TO SEEK ADVICE FROM A TAX ATTORNEY OR FINANCIAL ADVISOR TO DETERMINE THE TAX IMPLICATIONS OF PARTICIPATING IN THE PLAN.

The Plan is intended for the benefit of our investors and not for persons or entities who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of our Common Stock. Notwithstanding anything in the Plan to the contrary, we reserve the right to exclude from participation in the Plan at any time any persons or entities, as determined in our sole discretion.

Procedures for Participation

The Plan is an “opt-in” plan meaning that participation in the Plan is completely voluntary. Any current owner of our Common Stock may elect to become a Participant by completing and executing a participation agreement or other appropriate authorization form as at the time may be available from the Company. Participation in the Plan will begin with the next dividend payable after receipt of a Participant’s subscription or authorization. Shares will be purchased under the Plan on the record date for the dividend used to purchase the shares. Dividends for shares acquired under the Plan are currently paid quarterly and are calculated with a daily record and dividend declaration date. To participate in the Plan, you must complete an Authorization Form and return it to us. An Authorization Form may be obtained at any time by telephonic, email or written request to us as directed on page 3.

If you are a beneficial owner of our Common Stock, meaning that your shares of Common Stock are held in the Plan records in the name of a Nominee, your distributions will be reinvested automatically by the Nominee in additional shares under the Plan only if your Nominee provides such a service and you elect to participate in the Plan. Many Nominees do not provide such a service and routinely request dividends and distributions to be paid in cash on all shares registered in their names. Therefore, if your shares are held for your account by a Nominee and you would like to participate in the Plan, then, in addition to enrolling in the Plan, you must either make appropriate arrangements for your Nominee to participate on your behalf, or you must become a stockholder of record by having all or a portion of your shares of Common Stock transferred to your own name. If your shares are held in the name of a Nominee, you should contact the Nominee for additional information regarding your participation in the Plan.

Purchase of Shares under the Plan

The Company will apply all dividends paid with respect to the shares held by each Participant, including dividends paid with respect to any full or fractional shares acquired under the Plan, to the purchase of the shares for said Participants directly from the Company, or as permitted under state securities laws in the Secondary Market. Participants shall acquire shares from the Company at a fixed price of nine dollars and fifty cents ($9.50) per share. Participants in the Plan may also purchase fractional shares so that 100% of the dividends will be used to acquire shares. However, a Participant will not be able to acquire shares under the Plan to the extent such purchase would cause it to exceed any ownership limit imposed by the Company. Neither the Company nor any of its Affiliates will receive a fee for selling shares under the Plan.

Timing of Common Stock Purchases under the Plan

In the months in which dividends are paid, dividends will be invested promptly following the date on which the dividend or distribution is paid. If the shares of our Common Stock are to be newly issued or treasury shares, such shares will be issued or delivered within five business days of the date on which the dividend or distribution is paid. If our shares of Common Stock are to be purchased in the open market, we will make every effort to invest any dividends it receives promptly beginning on the dividend or distribution payment date, and in no event later than thirty days from such date, except where applicable federal securities laws require otherwise.

Dividend Reinvestment under the Plan

As a Participant, when our Board of Directors declares a dividend or distribution, on the distribution date for such dividend or distribution you will have credited to your Plan account the number of whole and fractional shares (computed to four decimal places) that could be obtained, at the then price under the Plan, with the cash, net of any applicable withholding taxes, that would have been paid to you if you were not a Participant. Such shares will be issued in the Participant’s name within five business days of the date on which the dividend or distribution is paid through receipt of newly issued or treasury shares of Common Stock from us.

How to Choose to Receive Cash Instead of Reinvesting a Dividend

If you are enrolled in the Plan and wish to receive dividends in cash on some, but not all of your shares, and have the remaining dividends reinvested, you must notify us through the Internet, by telephone or in writing as to the dividends you want in cash and those which you want to reinvest. A partial Participant will receive dividends in cash only with respect to the number of whole shares that have been specified. On any other shares registered in the Participant’s name or other shares credited to their account under the Plan, the corresponding dividends will be reinvested.

If you wish to receive only cash dividends, notify us that you would like to terminate your participation in the Plan. You may terminate your participation in the Plan at any time. The procedure for terminating participation in the Plan is explained below.

Funds Held in the Plan Are Not Insured

Funds held in your Plan account pending investment or return are not treated as a bank deposit or account and are not insured by the FDIC or any other governmental agency or instrumentality.

No Interest on Funds Prior to Investment or Return to Participant

Interest will not be paid on funds deposited by you in your Plan account pending investment or return to you.

Source of Shares Purchased under the Plan

All dividends reinvested through the Plan will be used to purchase, in our sole discretion, either newly issued or treasury shares of Common Stock directly from us, or if a regular market for the shares should develop, shares in that market, or a combination thereof, or in privately negotiated transactions with third persons, and may be on such terms as to price, delivery and otherwise as we may determine in our sole discretion. However, in the event the Company shall at any time determine, in its sole discretion, that for any reason shares may not be issued to any Participant under the Plan, the Company shall have no obligation to do so. The amount of any dividend that would otherwise be used to purchase shares under this Plan shall be paid in cash to the Participant.

Sale or Transfer of the Shares

Shares purchased under the Plan will be registered in the Participant’s name with our transfer agent. Thus, a Participant may, in general, sell or otherwise transfer an interest in their shares in the same manner in which they may transfer their shares which were not purchased under the Plan, subject to applicable state and federal securities laws.

How the Plan is Administered

We self-administer the Plan and there is no independent administrator. However, we may in the future, in our discretion, appoint an independent person to administer the Plan.

Administrating the Plan for Plan Participants includes establishing and maintaining records, preparing and sending statements of accounts to Participants and performing such other duties relating to the Plan as we may deem appropriate. Shares issued to Participants will be administered by our transfer agent.

We will coordinate your participation in the Plan by your IRA or retirement plan with your custodian or plan administrator. There is no charge for this service. You may contact us regarding the Plan by using the contact information set forth on page 3 above. Your Cost to Participate in the Plan

We will pay all administrative costs associated with the reinvestment of dividends under the Plan. We will not pay commissions or other compensation to brokers in connection with your purchase of shares under the Plan and there are no transaction, brokerage or processing fees or expenses, or other service charges under the Plan in connection with your purchases. If you enroll in the Plan through a broker, bank or other nominee, they may charge you a fee for participating on your behalf.

Reports to Participants

We will maintain a separate Plan account for each Participant. All shares issued to Participants under the Plan will be credited to their Plan account. We will mail to each Participant a statement confirming the issuance of shares within fifteen days after the allocation of shares is made. The statement will show the amount of the dividend or distribution, the price at which shares were credited, the number of full and fractional shares credited, the number of shares previously credited and the cumulative total of shares credited. For market order sales, the time of sale will be provided. In addition, Participants will receive copies of our annual and quarterly reports to stockholders, proxy statements and dividend income information for tax purposes.

Voting of Shares Purchased under the Plan

You will receive proxy material for all shares in your Plan account. You may vote your shares of common stock either by designating the vote of the shares by proxy or by voting the shares in person at the meeting of stockholders. The proxy will be voted in accordance with your direction. If you return your proxy card properly signed, but without indicating instructions as to the manner in which shares are to be voted with respect to any item thereon, the shares will be voted in accordance with the recommendation of our Board of Directors. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted.

Certificates Issued for Shares Issued under the Plan

We are not required to, and we do not intend to, issue certificates for shares purchased under the Plan. All issuances of shares will be recorded in our electronic stock records maintained by our transfer agent. However, upon the written request of any Participant, the Company will issue certificates evidencing ownership of shares purchased through the Plan during the prior fiscal year. The ownership of the shares will be in book-entry form prior to the issuance of such certificates.

Dividends and Stock Splits

Any stock dividends or split shares we distribute on shares of our Common Stock with respect to both certificated and book-entry (whole and fractional) shares will be credited automatically to the Participant’s Plan account in book-entry form.

Federal Tax Consequences of Acquiring Shares under the Plan

The following summary describes certain U.S. federal income tax consequences which may be applicable to a U.S. Holder (defined below) of Common Stock of the Corporation who participates in the Plan. This summary applies only to U.S. Holders that hold Common Stock, including Common Stock acquired under the Plan, as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as in effect on the date hereof and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date hereof, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. This summary does not address any estate or gift tax consequences, Medicare tax imposed on certain investment income or any state, local, or foreign tax consequences.

The following discussion does not deal with the tax consequences to U.S. Holders in special tax situations such as:

banks;

certain financial institutions;

regulated investment companies;

insurance companies;

broker dealers;

traders that elect to mark to market;

tax-exempt entities;

persons liable for alternative minimum tax;

U.S. expatriates;

persons holding Common Stock, including Common Stock acquired under the Plan, as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

persons that actually or constructively own 10% or more of our voting stock;

persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the U.S.;

persons who acquired Common Stock pursuant to the exercise of any employee share option or otherwise as compensation; or

persons holding Common Stock, including Common Stock acquired under the Plan, through partnerships or other pass-through entities.

The discussion below of the U.S. federal income tax consequences to ‘‘U.S. Holders’’ applies to a holder that is a beneficial owner of the Common Stock and is, for U.S. federal income tax purposes,

an individual who is a citizen or resident of the United States;

a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State or the District of Columbia;

an estate whose income is subject to U.S. federal income taxation regardless of its source; or

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of a partner in a partnership or other entity taxable as a partnership for U.S. federal income tax purposes that holds Common Stock generally will depend on such partner’s status and the activities of the partnership.

The following is a brief summary of the U.S. federal income tax consequences of participation in the Plan as of the date of this prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, and we advise you to consult your own tax and other advisors for information about your specific situation. This summary does not address all of the tax implications of your ownership of shares of the common stock of a REIT, including the effect of distributions made in respect of such shares.

Under Internal Revenue Service rulings in connection with similar plans, dividends reinvested will be treated as taxable notwithstanding that the dividends are reinvested in stock. The discount from our $10.00 per share price (or such other discount as may then be in effect) may be treated either taxable or as reduction in taxable basis with respect to shares received. Stockholders should consult their own tax consultant on the proper tax treatment of the discount.

Distributions of REITs are treated as dividends to the extent a REIT has earnings and profits for Federal income tax purposes. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that the dividend recipient has met certain holding period requirements and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if a REIT distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” To the extent that the amount so distributed by us exceeds our current and accumulated earnings and profits, such excess would be treated for Federal income tax purposes as a return of capital to the stockholder to the extent of such stockholder’s basis and then as capital gain. The total amount of dividend income, the amount of any non-dividend distributions and the amount of any capital gain dividend will be reported to you and to the IRS on the appropriate tax form shortly after the end of each year.

Your tax basis in shares of Common Stock acquired under the Plan with reinvested cash distributions will be equal to the fair market value of such shares as of the date the shares were acquired. Your holding period for shares of common stock acquired with reinvested cash distributions generally will commence on the day after the dividend payment date or, if the shares are purchased with reinvested cash distributions in the open market, the holding period will commence on the day after the date of purchase.

You will not recognize gain or loss for U.S. federal income tax purposes upon your receipt of certificates for shares previously credited to your Plan account. However, you will generally recognize gain or loss (which for most Participants, will be capital gain or loss) when you sell or exchange shares received from the Plan or when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount that you receive for such fractional share interest or such shares and your tax basis in such fractional share interest or shares.

Certain Plan Participants, including individuals, estates and trusts, may also be subject to a nondeductible 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of stock. Participants should consult with their own tax advisers regarding this tax.

The foregoing is intended only as a general discussion of the current federal income tax consequences of participation in the Plan, and may not be applicable to certain Participants, as discussed above. You should consult your own tax and other professional advisors regarding the foreign, federal, state and local income tax consequences (including the effects of any changes in applicable law or interpretations thereof) of your participation in the Plan or the disposal of shares acquired pursuant to the Plan.

Our Responsibilities under the Plan

In administering, interpreting, or performing our duties under the Plan, we will not be liable under the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claims for liability (a) arising out of failure to terminate a Participant’s participation in the Plan upon the Participant’s death prior to receipt of notice in writing of such death; and (b) relating to the value of the shares acquired for the Participant’s Plan account. To the extent that indemnification may apply to liabilities arising under the Act or the securities laws of a state, the Company has been advised that, in the opinion of the Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

Termination of Participation in the Plan

Participants may terminate participation in the Plan at any time by notifying us in writing at the address set forth on page 3 above. To be effective for any given dividend or distribution payment date, the notice to terminate must be received by us before the record date for the dividend or distribution payment. All dividends or distributions with a record date after receipt of notification will be sent directly to the Participant.

Our Amendment, Suspension or Termination of the Plan

We may amend, suspend or terminate the Plan at any time. Notice of such amendment, suspension or termination will be sent to all Participants at least thirty (30) days prior to such amendment, suspension or termination.

If the Plan is terminated, whole shares will continue to be held in book-entry form in your Plan account or distributed in certificate form at our sole discretion. A cash payment will be made for any fractional shares based on the closing price of our Common Stock on the trading date immediately prior to the termination date.

USE OF PROCEEDS

We cannot determine precisely the number of shares of Common Stock that we will ultimately sell pursuant to the Plan or the number of shares of Common Stock, if any, we will purchase in the open market rather than issue directly under the Plan. The net proceeds of any shares of Common Stock issued by the Company will provide us with funds for general corporate purposes. We will receive no proceeds from purchases of any shares of our Common Stock in open market transactions.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Venable LLP.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2015 incorporated by reference in this prospectus have been audited by Squar Milner LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report included in our Annual Report on Form 10-K for 2015. Such consolidated financial statements have been so included in reliance upon the report of such firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus certain of our publicly-filed documents, which means that information included in those documents is considered part of this prospectus. Information that we file with the Commission after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the 1934 Act subsequent to the date of this prospectus and prior to the sale of all shares offered pursuant to this prospectus.

The following documents filed with the Commission are incorporated by reference in this prospectus:

•	Our Current Report on Form 8-K filed with the Commission on April 4, 2016.

•	Our Current Report on Form 8-K filed with the Commission on December 30, 2015, as amended by Form 8-K/A filed with the Commission on March 10, 2016.

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, as filed with the Commission on May 12, 2016.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Commission on March 18, 2016.

•	Our proxy statement on Schedule 14A, as filed with the Commission on April 8, 2016, to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015.

•	The description of our Common Stock set forth in the Company’s Definitive Proxy material filed with the Commission on April 21, 2010 and the Company’s filing on Form 8-K filed with the Commission on August 10, 2010.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request, and we will provide you with, a copy of these filings (without exhibits), at no cost, by calling us at (760) 471-8536 or by writing to us at the following address:

NetREIT, Inc.

1282 Pacific Oaks Place

Escondido, California 92029

Attn: Investor Relations

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the SEC’s Public Reference Room at prescribed rates. You should call 1-800-SEC-0330 for more information on the SEC’s Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s Internet website at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our Common Stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet website.

Our Internet address is www.netreit.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act as soon as reasonably practicable after we electronically file such material with the Commission. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus or any other report we file with the Commission.

Dividend Reinvestment Plan

NetREIT, Inc.

1,500,000 Shares

Common Stock

PROSPECTUS

Dated: May 13, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be incurred in connection with the issuance and distribution of the shares of the Common Stock being offered hereby payable by the registrant are estimated as follows:

Commission Registration Fee	$1,435
Legal Fees and Expenses	$4,500
Accounting Fees and Expenses	$4,000
Miscellaneous	$2,000

TOTAL	$11,935

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Maryland General Corporation Law

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. Our charter gives us the power, but not the obligation, to indemnify, to the maximum extent permitted by Maryland law in effect from time to time, (a) any person who is our present or former director or officer, or (b) any person who, while our director, at our request serves or has served as a director, officer, managing member, partner or trustee of another corporation or entity, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer. Our charter also allows us to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to the person we indemnify. Our Board has the power to provide such indemnification and advancement of expenses in the same manner to a person who served a predecessor of the Company in any of the capacities described above and our employee or agent of the Company or a predecessor Company.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in such proceeding. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was a result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Code of Regulations of Registrant

The Board has adopted a Code of Ethics and Business Conduct (Code) for the Company that applies to all officers and employees, including its chief executive officer, chief financial officer, principal accounting officer, and controller. The Code is posted under the “Company” section under “Committee Charter & Governance Documents” of the Company’s website at www.netreit.com.

Indemnification Agreements

We plan to enter into indemnification agreements with each of our directors and our officers, under which we will be obligated to indemnify that person to the maximum extent permitted by our charter. In general, our charter allows us to indemnify our directors, officers, employees and agents to the maximum extent permitted under the MGCL. Under each indemnification agreement, we agree to indemnify the indemnitee against all judgments, penalties, fines and amounts paid in settlement, and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than a proceeding initiated by us or on our behalf. In addition, each indemnification agreement will require us to indemnify the indemnitee against all amounts paid in settlement and all expenses the indemnitee actually and reasonably incurs on his or her behalf in connection with a proceeding that we bring or is brought on our behalf.

A “proceeding”, as defined in each indemnification agreement, includes any threatened, pending or completed lawsuit or other legal action, whether civil, criminal, administrative or investigative, except, unless we otherwise agree, a proceeding which is pending on the effective date of the agreement.

Under each indemnification agreement, the indemnitee is not entitled to indemnification if it is established that one or more of the exceptions to indemnification under the MGCL exists. Currently, an indemnitee is not entitled to indemnification under the MGCL if it is established that:

•	the act or omission of the indemnitee is material to the matter giving rise to the proceeding for which indemnification is sought and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of a criminal proceeding, the indemnitee had reasonable cause to believe his act or omission was unlawful.

Each indemnification agreement will also require us to advance reasonable expenses incurred by the indemnitee upon our receipt of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith that he or she has met the standard of conduct necessary for indemnification; and

•	the indemnitee’s undertaking (or an undertaking on his or her behalf) to repay the amounts advanced if it is ultimately determined that the standard of conduct was not met.

Each indemnification agreement also provides procedures by which the indemnitee’s entitlement to indemnification is to be determined.

Directors and Officers Insurance

The Company maintains, and in the future may continue to maintain, insurance to insure its present or former directors, officers and employees against liabilities and expenses arising out of any claim or breach of duty, error, misstatement, misleading statement, omission or other act done by reason of their being such directors, officers or employees of the Company.

ITEM 16.	EXHIBITS.

The following exhibits are filed with or incorporated by reference into this Registration Statement and made a part hereof.

Exhibit No.	Description

4.1	Articles of Amendment and Restatement of the Articles of Incorporation of Registrant, as filed with the Department of Assessments and Taxation of Maryland effective August 5, 2010 (incorporated herein by reference to Exhibit 3.01 to Registrant’s Current Report on Form 8-K filed with the Commission on August 10, 2010 (SEC Accession No. 0000950123-10-075679))

4.2	Articles Supplementary filed on August 4, 2010 (incorporated herein by reference to Exhibit 10.26 to Registrant’s Current Report on Form 8-K filed with the Commission on August 8, 2014.

4.3	NetREIT, Inc. Amended and Restated B.ylaws effective August 4, 2010 (incorporated herein by reference to Exhibit 3.02 to Registrant’s Current Report on Form 8-K filed with the Commission on August 10, 2010 (SEC Accession No. 0000950123-10-075679))

4.4	Amendment No. 1 to Amended and Restated Bylaws effective August 8, 2014 (incorporated herein by reference to Exhibit 10.27 to Registrant’s Current Report on Form 8-K filed with the Commission on August 8, 2014).

4.5	NetREIT, Inc. Dividend Reinvestment Plan (filed herewith)

5.1	Opinion of Venable LLP (filed herewith)

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm, Squar Milner LLP, (filed herewith)

99.1	Authorization Form to become a Participant in the Dividend Reinvestment Plan (filed herewith)

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 (the “1934 Act”), that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b), that is part of the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933 (the “1933 Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the 1933 Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	That, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.	Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Escondido, State of California, on May 13, 2016.

NetREIT, Inc.

By:	/s/ Jack K. Heilbron
Jack K. Heilbron,
Chairman of the Board and Chief Executive Officer

Powers of Attorney

NetREIT, Inc. and each of the undersigned do hereby appoint Jack K. Heilbron and Kenneth W. Elsberry and each of them severally, its or his true and lawful attorney to execute on behalf of NetREIT, Inc. and the undersigned any and all amendments to this Registration Statement on Form S-3 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; each of such persons shall have the power to act hereunder with or without the other.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 13, 2016.

Signature	Title

/s/ Jack K. Heilbron	Director, Chairman of the Board, Chief Executive Officer	May 13, 2016
Jack K. Heilbron	(Principal Executive Officer)

/s/ Grant Harbert	Chief Financial Officer	May 13, 2016
Grant Harbert

/s/ Heather L. Pittard	Principal Accounting Officer	May 13, 2016
Heather L. Pittard

/s/ William H. Allen	Director	May 13, 2016
William H. Allen

/s/ David T. Bruen	Director	May 13, 2016
David T. Bruen

/s/ Shirley Y. Bullard	Director	May 13, 2016
Shirley Y. Bullard

/s/ Larry G. Dubose	Director, Executive Vice President- Model Homes Division	May 13, 2016
Larry G. Dubose

/s/ Kenneth W. Elsberry	Director	May 13, 2016
Kenneth W. Elsberry

/s/ Sumner J. Rollings	Director	May 13, 2016
Sumner J. Rollings

/s/ Thomas E. Schwartz	Director	May 13, 2016
Thomas E. Schwartz

Exhibit Index

Exhibit No.	Description

4.1	Articles of Amendment and Restatement of the Articles of Incorporation of Registrant, as filed with the Maryland Secretary of State effective August 4, 2010 (incorporated herein by reference to Exhibit 3.01 to Registrant’s Current Report on Form 8-K filed with the Commission on August 10, 2010 (SEC Accession No. 0000950123-10-075679))

4.2	Articles Supplementary filed on August 4, 2014 (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Commission on August 8, 2014.

4.3	NetREIT, Inc. Amended and Restated B.ylaws effective August 4, 2010 (incorporated herein by reference to Exhibit 3.02 to Registrant’s Current Report on Form 8-K filed with the Commission on August 10, 2010 (SEC Accession No. 0000950123-10-075679)).

4.4	Amendment No. 1 to Amended and Restated Bylaws effective August 4, 2014 (incorporated herein by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed with the Commission on August 8, 2014).

4.5	NetREIT, Inc. Dividend Reinvestment Plan (filed herewith)

5.1	Opinion of Venable LLP (filed herewith)

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm, Squar Milner LLP, (filed herewith)

99.1	Authorization Form to become a Participant in the Dividend Reinvestment Plan (filed herewith)